Exhibit 10.20

Non-Employee Board of Director Compensation

The compensation package for non-employee directors of Plum Creek Timber Company, Inc. (“Plum Creek”) is currently comprised of annual cash retainers, meeting fees and grants of Plum Creek common stock.  Each director receives a $40,000 annual retainer for service to the Plum Creek Board of Directors (the “Board”).   The Chairman of the Board receives an additional annual retainer of $30,000, the Chairman of the Audit Committee receives an additional annual cash retainer of $10,000, and the Chairman of the Compensation Committee and the Chairman of the Corporate Governance and Nominating Committee each receives an additional annual retainer of $5,000.  Each director also receives a $2,000 fee for attendance at regular meetings of the Board.  Members of the Audit Committee receive a $2,000 fee for attendance at committee meetings, while members of the Corporate Governance and Nominating Committee and members of the Compensation Committee receive a $1,500 fee for attendance at committee meetings.  Unless otherwise designated by the committee chair, each committee member receives one-half of the regular committee meeting fee for attending committee meetings held telephonically.  In addition to the foregoing cash fees, directors also received 2,000 shares of restricted common stock.  Directors have the choice to elect to take all or a portion of their Board fees in common stock of the Company, and may defer all or part of their fee compensation.  Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.